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                                                                      Exhibit 21

                            Ohio Casualty Corporation
                           Subsidiaries of Registrant
                             as of December 31, 2005

Name of Subsidiary                               State of Incorporation

The Ohio Casualty Insurance Company                       Ohio

West American Insurance Company                        Indiana

Ohio Casualty of New Jersey, Inc.                         Ohio

Ohio Security Insurance Company                           Ohio

American Fire and Casualty Company                        Ohio

Avomark Insurance Company                              Indiana

Ocasco Budget, Inc.                                       Ohio

Avomark Insurance Agency, LLC                             Ohio

Ohio Life Brokerage Services, Inc.                    Kentucky

OCI Printing, Inc.                                        Ohio

Ocasco Securities Corporation                             Ohio